Exhibit 99.1

Ameron Reports First-Quarter Results

PASADENA, Calif.--(BUSINESS WIRE)--March 30, 2011--Ameron International Corporation (NYSE: AMN) today reported a net loss of $4.3 million, or $.47 per diluted share, in the quarter ended February 27, 2011, compared to net income of $1.1 million, or $.12 per diluted share, in the quarter ended February 28, 2010. First-quarter consolidated sales totaled $109.8 million in 2011, compared to $109.0 million in 2010.

James S. Marlen, Ameron’s Chairman, Chief Executive Officer and President stated, “The first quarter is traditionally Ameron’s slowest quarter due to weather and holiday schedules. The first quarter of 2011 was worse than usual, as wet weather in the West and Hawaii and cold weather elsewhere in the U.S. impacted production by the Water Transmission Group and sales of the Company’s Hawaii and Pole Products Divisions. The Company is typically able to recover weather-delayed sales in later periods. In addition to the normal softness of the first quarter, we faced persistent and challenging market conditions which affected the profit margins of each of the Company’s businesses during the quarter.”

The Fiberglass-Composite Pipe Group’s first-quarter sales and segment income, before interest and income taxes, totaled $57.8 million and $9.7 million, respectively, in 2011, compared to sales of $54.5 million and segment income of $14.1 million in 2010. Sales of U.S. and European operations increased due primarily to the strength of oil prices and related oilfield demand. These increases were partially offset by reduced sales primarily from Asian plants and to a lesser extent Brazilian operations. Most of the decline in Asia came from the slowdown of marine and offshore markets. Earnings from operations in the U.S. and Europe increased, while earnings from Asian and Brazilian operations declined. Group-wide profits were impacted in the first quarter by a shift in sales away from higher-margin marine and offshore projects and by higher raw material costs. Additionally, margins were lower as competitors fought for projects during the lull in demand in markets, including Middle Eastern industrial markets, served by Asian operations. Key onshore oilfield markets improved around the world, driven by higher oil prices in the first quarter; and backlogs are increasing. Sales into marine and offshore markets are expected to increase later in 2011; however, the unrest in the Middle East and the recent disasters in Japan could temper near-term results. Looking forward, the Fiberglass-Composite Pipe Group should continue to benefit from energy-related projects in 2011.

The Infrastructure Products Group had lower sales and segment income in the first quarter of 2011 due to depressed residential and commercial construction markets and weather. Sales and segment income of both the Pole Products and Hawaii Divisions were lower in 2011, compared to 2010. The Group’s sales declined $2.7 million, or 9%; segment income declined $1.2 million, or 95%. Sales of aggregates and ready-mix on both Oahu and Maui fell as construction spending in Hawaii failed to improve. Most markets in Hawaii remained weak, except those related to governmental and military spending. The Hawaii Division’s profits declined due to lower sales and higher costs related to equipment repairs and weather. Sales of poles declined due to weather and the lack of new housing construction. Pole Products’ profits declined due to lower sales. A significant recovery of the residential market is not expected in the short term. The Infrastructure Products Group is expected to continue to be affected by the slowdown in construction spending in Hawaii and the low level of residential construction spending on poles throughout 2011.

The Water Transmission Group was significantly more unprofitable on flat sales in the first quarter of 2011, compared to the first quarter of 2010. Sales of pipe operations increased from $18.7 million in the first quarter of 2010 to $20.7 million in 2011, while wind tower sales decreased from $7.1 million in 2010 to $5.3 million in 2011. Pipe sales strengthened primarily due to a large project in the Southwest, partially offset by reduced activity in California which was caused by unusually wet weather and the timing of projects in backlog. Wind tower orders improved in the first quarter, with the backlog increasing to $32.1 million as of February 27, 2011 from $3.4 million at the end of 2010. Neither the water pipe nor the wind tower businesses were profitable in 2011 as operations were not able to overcome the lack of sales and low margins due to weak market conditions. Pipe operations lost $3.2 million in the first quarter of 2011, compared to losing $1.1 million in the first quarter of 2010; wind tower operations lost $2.5 million and $.8 million, respectively, during the same periods. Rainy weather impacted pipe production throughout the quarter. Wind tower sales declined in 2011 due to lack of backlog at the beginning of the quarter. The water pipe business is experiencing soft market demand as the timing of bid activity continues to be negatively affected by the economy, municipal budgets and the availability of financing. While orders have improved in the wind tower business, pricing has been very weak, creating a challenge for the Water Transmission Group’s return to meaningful profitability. The Company continues to monitor a number of major wind tower and pipe opportunities; however, it remains uncertain when owners, water agencies and municipalities will proceed with these projects.

The Company repurchased $10.1 million of its Common Stock in the first quarter of 2011, as the initial part of a $50.0 million repurchase program announced in October 2010. The shares were purchased in the open market.

“At the end of January, we cautioned that the first quarter was starting slowly and that the Company was expected to be led by the Fiberglass-Composite Pipe Group and constrained by its cyclical, construction-related businesses in 2011. An increasing political impetus at the federal, state and local levels to curb government spending heightens our concerns about the slow progress of domestic infrastructure projects. Overseas, the impact of recent events in the Middle East and Asia also cloud our ability to project whether we will be able to fully benefit from higher energy prices. We continue to focus on reducing costs to maximize profits during this difficult period. Looking forward, we believe that our three business segments are well positioned to take advantage of any improvement in demand. We remain optimistic that as our markets stabilize and recover, the Company will capitalize on its strong market positions and achieve superior long-term results,” James S. Marlen concluded.

About Ameron International

Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials; and products used in infrastructure projects. The Company’s businesses operate in North America, South America, Europe and Asia. The Company also has partial ownership in several unconsolidated affiliates in the Middle East.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the intentions, plans, expectations and beliefs of Ameron International Corporation (the “Company” or “Ameron”), and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended November 30, 2010. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

AMERON INTERNATIONAL CORPORATION AND SUBSIDIARIES

FINANCIAL STATEMENTS CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
	February 27,	February 28,
(Dollars in thousands, except per share data)	2011	2010
Sales	$109,819	$109,018
Cost of sales	(89,474)	(79,572)
Gross profit	20,345	29,446

Selling, general and administrative expenses	(25,780)	(27,262)
Other income, net	270	542
(Loss)/income before interest, income taxes and equity in loss of affiliate	(5,165)	2,726
Interest expense, net	(345)	(107)
(Loss)/income before income taxes and equity in loss of affiliate	(5,510)	2,619
Benefit/(provision) for income taxes	1,181	(760)
(Loss)/income before equity in loss of affiliate	(4,329)	1,859
Equity in loss of affiliate, net of taxes	-	(776)
Net (loss)/income	$(4,329)	$1,083

Net (loss)/income per share allocated to Common Stock
Basic	$(.47)	$.12

Diluted	$(.47)	$.12

Weighted-average shares (basic)	9,199,329	9,177,383
Weighted-average shares (diluted)	9,199,329	9,200,024

Cash dividends per share	$.30	$.30

CONSOLIDATED BALANCE SHEETS – ASSETS (UNAUDITED)

	February 27,	November 30,
(Dollars in thousands)	2011	2010
ASSETS

Current assets
Cash and cash equivalents	$192,204	$236,737
Receivables, less allowances of $3,777 in 2011 and $3,848 in 2010	125,291	129,855
Inventories	73,015	69,381
Deferred income taxes	23,595	22,441
Prepaid expenses and other current assets	15,671	10,862

Total current assets	429,776	469,276

Investment in affiliate	3,784	3,784

Property, plant and equipment
Land	48,764	46,132
Buildings	104,028	103,438
Machinery and equipment	380,021	371,153
Construction in progress	30,051	31,048

Total property, plant and equipment at cost	562,864	551,771
Accumulated depreciation	(316,559)	(307,573)

Total property, plant and equipment, net	246,305	244,198
Deferred income taxes	11,289	11,289
Goodwill and intangible assets, net of accumulated amortization of $1,307 in 2011 and $1,293 in 2010	2,056	2,061
Other assets	49,287	50,961

Total assets	$742,497	$781,569

CONSOLIDATED BALANCE SHEETS – LIABILITIES AND STOCKHOLDERS' EQUITY (UNAUDITED)

	February 27,	November 30,
(Dollars in thousands, except per share data)	2011	2010
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Current portion of long-term debt	$8,014	$7,724
Trade payables	52,053	49,881
Accrued liabilities	55,098	64,533
Income taxes payable	3,595	24,682

Total current liabilities	118,760	146,820

Long-term debt, less current portion	23,886	23,424
Deferred income taxes	2,826	2,691
Other long-term liabilities	102,041	100,667

Total liabilities	247,513	273,602

Commitments and contingencies

Stockholders' equity
Common Stock, par value $2.50 per share, authorized 24,000,000 shares, outstanding 9,138,212 shares in 2011 and 9,249,105 shares in 2010	30,126	30,047
Additional paid-in capital	60,301	60,986
Retained earnings	500,521	507,625
Accumulated other comprehensive loss	(28,697)	(33,663)
Treasury stock (2,912,230 shares in 2011 and 2,769,637 shares in 2010)	(67,267)	(57,028)

Total stockholders' equity	494,984	507,967

Total liabilities and stockholders' equity	$742,497	$781,569

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended
	February 27,	February 28,
(Dollars In thousands)	2011	2010
OPERATING ACTIVITIES
Net (loss)/income	$(4,329)	$1,083
Adjustments to reconcile net (loss)/income to net cash used by operating activities:
Depreciation	6,656	6,282
Amortization	10	9
Loss from affiliate	-	842
Loss from sale of property, plant and equipment	39	-
Stock compensation expense	232	627
Changes in operating assets and liabilities:
Receivables, net	6,007	13,914
Inventories	(3,070)	(10,918)
Prepaid expenses and other current assets	(4,694)	(670)
Other assets	1,704	(262)
Trade payables	1,304	(61)
Accrued liabilities and income taxes payable	(31,299)	(9,515)
Other long-term liabilities and deferred income taxes	(689)	(11,366)
Net cash used by operating activities	(28,129)	(10,035)

INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment	23	156
Additions to property, plant and equipment	(6,227)	(7,146)
Loan to affiliate, net	-	(2,500)
Net cash used in investing activities	(6,204)	(9,490)

FINANCING ACTIVITIES
Issuance of debt	170	-
Dividends on Common Stock	(2,775)	(2,761)
Issuance of Common Stock	41	-
Purchase of treasury stock	(10,280)	(846)
Net cash used in financing activities	(12,844)	(3,607)

Effect of exchange rate changes on cash and cash equivalents	2,644	(2,698)
Net change in cash and cash equivalents	(44,533)	(25,830)
Cash and cash equivalents at beginning of period	236,737	181,114

Cash and cash equivalents at end of period	$192,204	$155,284

SEGMENT INFORMATION (UNAUDITED)

	Three Months Ended
	February 27,	February 28,
(In thousands)	2011	2010
Sales
Fiberglass-Composite Pipe	$57,816	$54,506
Water Transmission	26,001	25,812
Infrastructure Products	26,006	28,706
Eliminations	(4)	(6)
Total Sales	$109,819	$109,018

(Loss)/Income Before Interest, Income Taxes and Equity in Loss of Affiliate
Fiberglass-Composite Pipe	$9,736	$14,051
Water Transmission	(5,639)	(1,882)
Infrastructure Products	59	1,215
Corporate and unallocated	(9,321)	(10,658)
Total (Loss)/Income Before Interest, Income Taxes and Equity in Loss of Affiliate	$(5,165)	$2,726

CONTACT:
Ameron International Corporation
James S. Marlen, Chairman, Chief Executive Officer and President
Gary Wagner, Senior Vice President, Finance and Administration & Chief Financial Officer
James R. McLaughlin, Senior Vice President, Corporate Development & Treasurer
Telephone: 626-683-4000